United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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[ X ] Preliminary Proxy Statement

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[     ] Definitive Proxy Statement

[    ] Definitive Additional Materials

[    ] Soliciting Material Pursuant to Section 240.14a-ll(c) or Section 240.14a-12

                                 CPAC, Inc
(Name of Registrant as Specified In Its Charter)

Thomas J. Weldgen, Chief Financial Officer
(Name of Person(s) Filing Proxy Statement)

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CPAC, Inc.

2364 Leicester Road

Leicester, New York 14481

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 9, 2005

On March 9, 2005, CPAC, Inc. will hold a special meeting of shareholders at its offices located at 2364 Leicester Road, Leicester, New York 14481. The meeting will begin at 1:30 p.m. local time.

Only shareholders of record at the close of business on January 10, 2005 can vote at this meeting or any adjournment that may take place. At the meeting, we will:
-	approve the adoption by the Board of Directors of the 2004 Executive Long Term Stock Investment Plan and the reservation of 350,000 common shares thereunder;
-	approve the grant of an option to a new director, José J. Coronas, to purchase 15,000 shares of CPAC's $.01 par value common stock;
-	approve amendments to the Non-Employee Directors Plan.

These are the only proposals to be voted on at the special meeting.

You can find more information about each of these items in the attached Proxy Statement.

Our Board of Directors recommends that you vote in favor of each of the proposals outlined in the Proxy Statement.

We cordially invite all shareholders to attend the special meeting in person. However, whether or not you expect to attend the special meeting in person, please mark, date, sign and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the special meeting. If you send in your Proxy Card and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By order of the Board of Directors

/s/
DATED: January 28, 2005	James W. Pembroke, Secretary

CPAC, Inc.

2364 Leicester Road

Leicester, New York 14481

PROXY STATEMENT

Date of Proxy Statement: January 10, 2005

Date of Mailing: January 28, 2005

Special Meeting of Shareholders: March 9, 2005

Our Board of Directors is soliciting proxies for a special meeting of shareholders to be held on March 9, 2005. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set January 10, 2005 as the record date for the special meeting. Shareholders of record who owned our common stock on that date are entitled to vote at and attend the special meeting, with each share entitled to one vote. 4,946,774 shares of our $.01 par value common stock were outstanding on the record date.

Voting materials, which include this Proxy Statement and a Proxy Card, will be mailed to shareholders on or about January 28, 2005.

We have summarized below important information with respect to the special meeting.

Time and Place of the Special Meeting

The special meeting is being held on March 9, 2005 at 1:30 p.m. local time at the offices of the company located at 2364 Leicester Road, Leicester, New York 14481. All shareholders who own shares of our $.01 par value common stock as of January 10, 2005, the record date, may attend and vote at the special meeting.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and Proxy Card from us because you own shares of our common stock on January 10, 2005, the record date. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the Proxy Card, you appoint each of Thomas N. Hendrickson and James W. Pembroke as your representatives at the meeting or any adjournments thereof. Thomas N. Hendrickson and James W. Pembroke will vote your shares as you have instructed them on the Proxy Card at the meeting. This way, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your Proxy Card in advance of the meeting just in case your plans change.

Proposals to be Voted on at the Special Meeting

You are being asked to vote on:

-	the adoption by the Board of Directors of the 2004 Executive Long Term Stock Investment Plan and the reservation of 350,000 common shares thereunder.
-	the approval of the grant of an option to a new director, José J. Coronas, to purchase 15,000 shares of CPAC's $.01 par value common stock;
-	the approval of amendments to the Non-Employee Directors Plan.

The Board of Directors recommends a vote FOR each proposal.

Voting Procedure

You may vote by mail.

To vote by mail, please sign your Proxy Card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the Proxy Card, your shares will be voted as you instruct.

You may vote in person at the special meeting.

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a Proxy Card from your stockbroker in order to vote at the meeting. Holding shares in "street name" means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in "street name" and you wish to attend the special meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the special meeting.

You may change your mind after you have returned your Proxy Card.

If you change your mind after you return your Proxy Card, you may revoke your proxy at any time before the polls close at the special meeting. You may do this by:

-	signing another Proxy Card with a later date; or
-	voting in person at the special meeting; or
-	giving notice of revocation to us by writing CPAC, Inc., P.O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance.

Multiple Proxy Cards

If you receive more than one Proxy Card, it means that you hold shares in more than one account. Please sign and return all Proxy Cards to ensure that all your shares are voted.

Quorum Requirement

Shares are counted as present at the special meeting if the shareholder either:

-	is present and votes in person at the meeting, or
-	has properly submitted a Proxy Card.

33 1/3% of our outstanding shares as of the record date must be present at the special meeting (either in person or by proxy) in order to hold the special meeting and conduct business. This is called a "quorum".

Consequences of Not Returning Your Proxy Card; Broker Non-Votes

If your shares are held in your name, you must either return your Proxy Card or attend the special meeting in person in order to vote on the proposals. If your shares are held in street name (i.e. they are held of record by your broker, bank, or its depositories) and you do not vote your proxy yourself, your brokerage firm may either:

-	vote your shares on routine matters, or
-	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to "routine" matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as the approval of a stock option plan). Since all of the proposals at this meeting are non-routine, the broker may turn in a Proxy Card for uninstructed shares that expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote".

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum but are not counted as votes cast for purposes of determining the approval of any matters submitted to the shareholders for a vote.

Required Vote

Assuming a quorum is present at the special meeting, the approval of the 2004 Executive Long Term Stock Investment Plan, the approval of Mr. Coronas' option, and the approval of the amendments to the Non-Employee Directors Stock Option Plan will require the affirmative vote of a majority of all the votes cast in favor or against each such proposal by the holders of shares entitled to vote thereon.

Vote Solicitation

The Board of Directors of CPAC, Inc. is soliciting your proxy to vote your shares at the special meeting. In addition to this solicitation by mail, our directors, officers and any other employees of the company may contact you by telephone, internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

Voting Procedures

Votes cast by proxy or in person at the special meeting will be tabulated by Board appointed inspectors of election. The inspectors of election will also determine whether there is a quorum at the special meeting.

The shares represented by Proxy Cards received, properly marked, dated, signed and not revoked, will be voted at the special meeting. If the Proxy Card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

Where specified choices (including abstentions) with respect to any given proposal are not indicated, THE SHARES REPRESENTED BY ALL VALID PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THAT PROPOSAL.

We believe that the procedures to be used by the inspectors of election to count the votes are consistent with New York law and our Bylaws concerning the determination of a quorum and the voting of shares.

Publication of Voting Results

We will announce preliminary voting results at the meeting. We will publish the final results in our annual report on Form 10-K for the fiscal year ended March 31, 2005, which we will file with the Securities and Exchange Commission. You can get a copy by writing CPAC, Inc., P.O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance or the Securities and Exchange Commission at (800) 732-0330 for the location of the nearest public reference room, or through the Edgar System at www.sec.gov.

Other Business

There is no other business to be considered at this special meeting of shareholders.

Proposals for 2005 Annual Meeting

Shareholders may present matters for consideration at our next annual meeting either by having the matter included in the company's own Proxy Statement and listed on its Proxy Card or by conducting his or her own proxy solicitation.

To have your proposal included in our Proxy Statement and listed on our Proxy Card for the 2005 annual meeting, you must submit your proposal to the company before February 21, 2005 in writing to CPAC, Inc., P.O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance. You may submit a proposal only if you have continuously owned at least $2,000 worth or 1% in market value of the company's common stock for at least 1 year before you submit your proposal to the company, and you must continue to hold this level of security ownership in our company through the annual meeting of shareholders to be held in 2005.

If you decide to conduct you own proxy solicitation, you must provide the company with written notice of your intent to present your proposal at the 2005 annual meeting, and the written notice must be received by the company before May 23, 2005. If you submit a proposal for the 2005 annual meeting after May 23, 2005, management may or may not in its sole discretion, present the proposal at the annual meeting, and the proxies for the 2005 annual meeting will confer discretion on management proxy holders to vote against your proposal.

PROPOSAL 1

APPROVAL OF 2004 EXECUTIVE

LONG TERM STOCK INVESTMENT PLAN

Background - 1994 Executive Long Term Stock Investment Plan

On June 8, 1994, the Board of Directors adopted the 1994 Executive Long Term Stock Investment Plan ("Old Plan") and reserved in the aggregate 350,000 shares of the company's $.01 par value common stock for issuance thereunder. The Old Plan was approved by the company's shareholders at the annual meeting of shareholders held on August 10, 1994. On August 7, 1996, the shareholders approved a 600,000 share increase and on August 11, 1999, approved a 250,000 share increase in the number of shares reserved under the Old Plan.

The Old Plan terminated by its terms on June 8, 2004. The following Old Plan information is presented as of the date of termination and as of the date of this Proxy Statement, January 10, 2005:

Total Options	Total Options	Ungranted
Authorized Under	Granted Under	Options on
Old Plan	Old Plan	Termination Date
1,200,000	810,131	389,869*

Total Options	Total Unexercised
Exercised Under	Options Outstanding
Old Plan	Under Old Plan
18,195		783,911**

* Old Plan termination means that no more options can be granted under the Old Plan, but does not mean that outstanding unexercised options granted under the Old Plan are terminated. These options may be exercised by the option holders in accordance with their terms.

**As the following table illustrates, a significant number of unexercised, outstanding options granted under the Old Plan are exercisable at a price in excess of the closing price of the company's common stock on the date of this Proxy Statement, January 10, 2005. In accordance with long-standing company policy, no options have been repriced.
Year Granted	Number Outstanding	Number Exercisable	Exercise Prices Per Share
1996	15,311	15,311	$ 11.01
1996	137,500	137,500	11.70
1997	19,500	19,500	11.56
1998	70,500	70,500	11.56 - 11.63
1999	20,000	20,000	11.50
1999	55,000	55,000	8.25 - 9.94
2000	75,000	75,000	7.34 - 7.69
2001	20,500	20,500	6.38
2002	185,600	157,850	6.32 - 6.33
2003	40,000	26,250	5.02 - 6.95
2004	145,000	68,000	5.30 - 6.14
Total	783,911	665,411

Background - 2004 Executive Long Term Stock Investment Plan

At a meeting held on May 25, 2004, the Compensation Committee of the Board of Directors (the "Committee") voted to recommend that the Board adopt a new 2004 Executive Long Term Stock Investment Plan ("New Plan") and reserve 350,000 common shares for issuance under the New Plan.

The Committee's recommendation was based upon its belief that management should retain the flexibility, in appropriate cases, to provide incentives to both attract and retain key employees in the form of incentive stock options, nonqualified stock options and restricted performance shares. The 350,000 share reserve was chosen, in part, because it roughly approximated (albeit less than) the number of ungranted options under the Old Plan (389,869). All 389,869 remaining ungranted options under the Old Plan were terminated under the terms of that plan, in June of 2004 and therefore none of these will ever be issued.

At its meeting held on May 25, 2004, the Board accepted the Compensation Committee's recommendation, adopted the New Plan and voted to recommend that the shareholders approve the New Plan at the 2004 annual shareholders meeting. While a plurality of the total number of outstanding shares of the company voted to approve the New Plan at the annual shareholders meeting held on August 11, 2004, the number of favorable votes did not equal a majority of the number of outstanding shares as required under the then existing bylaws of the company. As a result, the proposal did not pass.

On December 14, 2004, the Board re-affirmed its belief that the New Plan should be adopted and the number of shares to be reserved for issuance thereunder be approved in accordance with and for the reasons set forth in the Compensation Committee's original recommendation. However, while the New Plan, as adopted by the Board, sets forth generally the same salient features, terms and conditions as the Old Plan, the Board determined that the New Plan contain the following additional terms and conditions which reflect long standing corporate policies and practice that the Board believes should explicitly be set forth in the New Plan. In addition, the Board of Directors believes the following features are in keeping with current public views relating to such plans, and are in keeping with guidance for such plans, issued by Institutional Shareholder Services and other independent groups:

  "Repricing" of any options would be prohibited;
  No option, including nonqualified options, could be granted at an exercise price less than the fair market value of the shares with respect to which the option is granted on the date of grant;
  all options granted and all restricted performance shares awarded would be subject to, in the case of options, at least a one year minimum vesting period and in the case of restricted performance shares, at least a three year minimum performance period;
  No amendment which would increase the maximum number of shares issuable under the New Plan (except for standard anti-dilution provisions) could become effective without prior shareholder approval.

Salient Features of New Plan
a)	Purposes

The purposes of the New Plan are to: (1) closely associate the interests of the management of the company and its subsidiaries with the company's shareholders by reinforcing the relationship between participant rewards and shareholder gains; (2) provide management with an equity ownership in the company commensurate with company performance, as reflected in increased shareholder value; (3) maintain competitive compensation levels; and (4) provide an incentive to management for continuous employment with the company.

b)	Administration

The New Plan will be administered by the Committee. The Committee is responsible for the overall administration, governance, management and interpretation of the New Plan, having the authority, in its sole discretion and from time to time, to: (1) grant options/or stock awards in such form and number as it may determine; (2) impose such limitations, restrictions and conditions upon any such option and/or stock award as the Committee deems appropriate, consistent with the purposes of the New Plan; and (3) interpret the New Plan, adopt, amend and rescind rules and regulations relating to the New Plan, and make all other determinations and take all other actions as are necessary and/or advisable for the implementation and administration of the New Plan.

c)	Eligibility for Participation

Participants in the New Plan will be selected by the Committee from the executive officers and other key employees of the company and its subsidiaries who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the company. Under the terms of the New Plan, in selecting a participant and in determining the form and number of equity awards, the Committee has and will continue to consider factors it deems relevant, including the person's functions, responsibilities, value of services to the company and/or its subsidiaries, as well as the individual's past and potential contributions to the company's profitability and sound growth.

d)	Types of Awards
Awards under the New Plan may be in the form of any one or more of the following: (1) Nonqualified Stock Options; (2) Incentive Stock Options; (3) Reload Options; or (4) Restricted Performance Shares.
	1.	Nonqualified Stock Options

The Committee may from time to time, and subject to the provisions of the New Plan and such other terms and conditions as it may prescribe, grant to any eligible employee one or more Nonqualified Stock Options to purchase for cash or shares the number of shares allotted by the Committee.

		a.	Terms and Conditions
Nonqualified Stock Options are subject to the following terms and conditions:
(i)

Price: The exercise price, as determined by the Committee, may not be less than the fair market value of the shares with respect to which an option is granted at the time of the granting of the option. Fair market value is the closing price for the company's stock as quoted on the NASDAQ National Market System;

(ii)

Term of Options: The term of each option is to be decided by the Committee and is not subject to any specified (e.g., five or ten) number of years. Such term may be modified, or the Nonqualified Stock Option terminated, at any time by mutual agreement between the Committee and the employee;

(iii)

Payment Upon Exercise: An employee granted a Nonqualified Stock Option under the New Plan may pay for the company's stock upon exercise either with cash or with company stock already owned by him, valued at the fair market value of the stock on the date of exercise. Fair market value is the closing price for the company's stock as quoted on the NASDAQ National Market System.
	b.	Certain Material Restrictions
Nonqualified Stock Options are subject to the following material restrictions:
		(i)	Nonqualified Stock Options are exercisable only while the optionee is an employee of the company or within a three month period immediately following the employee's termination of employment;
		(ii)	Nonqualified Stock Options are exercisable only by the optionee and are not assignable, transferable or subject to any other party acquiring rights therein;
(iii)

Upon the death of the optionee prior to his complete exercise of a Nonqualified Stock Option, the remaining portion of the option may be exercised only by his estate or on behalf of any person(s) to whom his rights pass under his Will or by operation of law;

(iv)

An optionee has no rights as a shareholder with respect to the shares subject to a Nonqualified Stock Option, including voting rights or dividend rights, until the company has received full payment therefor, and has issued a stock certificate to him representing the shares purchased upon exercise;

(v)

Shares of common stock issued upon the exercise of a Nonqualified Stock Option may not be sold, transferred, pledged or otherwise disposed of by the optionee for a period of six months from the date of grant of the option.

		(vi)	Each Nonqualified Option must be subject to at least a minimum one year vesting period.
2.	Incentive Stock Options

The Committee may, from time to time, and subject to the provisions of the New Plan and such other terms and conditions as it may prescribe, grant to any eligible employee, one or more Incentive Stock Options intended to qualify under Section 422 of the Internal Revenue Code of 1986 to purchase for cash or shares the number of shares allotted by the Committee.

	a.	Terms and Conditions
Incentive Stock Options are subject to the following terms and conditions:
(i)

Price: The exercise price, as determined by the Committee, may not be less than the fair market value of the shares with respect to which an Incentive Stock Option is granted at the time of the granting of the Incentive Stock Option. In the case of an employee owning more than 10% of the company's common stock, the exercise price may not be less than 110% of the fair market value of such stock at the time of grant. See the discussion above for the definition of fair market value.

(ii)

Term of Options: While the term of each Incentive Option is to be decided by the Committee, no Incentive Option will be granted with a term of greater than ten years ( five years in the case of a greater than 10% shareholder) from the date it was granted, and such term may be modified or the Incentive Stock Option terminated at any time by mutual agreement between the Committee and the employee;

(iii)

Payment Upon Exercise: An employee granted an Incentive Stock Option may pay for the company's stock either with cash or with company's stock already owned by him, valued at the fair market value of the stock on the date of exercise. Fair market value is calculated in the same manner as in the case of Nonqualified Stock Options discussed above.

	b.	Certain Material Restrictions

Incentive Stock Options are subject to the same material restrictions as govern Nonqualified Stock Options. In addition, Incentive Stock Options are subject to a rule under Section 422 of the Internal Revenue Code that the aggregate fair market value of stock with respect to which an Incentive Stock Option is exercisable for the first time during any calendar year by any optionee cannot exceed $100,000, such value being determined on the date of the grant of the option.

3.	Reload Options

Concurrently with the award of a Nonqualified Stock Option and/or Incentive Stock Option, the Committee may grant a Reload Option to enable the employee to purchase a number of shares for either cash or shares. The Reload Option becomes effective only if the employee uses common stock of the company owned by him for at least twelve months to purchase the shares issuable to him upon his exercise of either the underlying Nonqualified or Incentive Stock Option. The Reload Option is designed to replace those shares used as the purchase price, and the number of Reload Options will equal the number of shares of the company's common stock used by the employee to exercise the underlying option. Reload options are subject to the identical material restrictions as govern this respective Nonqualified or Incentive Option they replace.

The Reload Option price will be the fair market value of a share of the company's common stock on the date the Reload Option becomes effective, that is, the date on which the underlying option shall have been exercised. Fair market value shall be the closing price for the company's common stock as quoted on the NASDAQ National Market System.

	4.	Restricted Performance Shares

The Committee may, subject to the provisions of the New Plan and such other terms, conditions and restrictions as the Committee may prescribe, award to an eligible employee any number of restricted common shares. Such shares shall constitute Restricted Performance Shares and are awarded in consideration of the future performance of substantial services to and/or on behalf of the company and/or its subsidiaries by such employee.

Upon issuance of the Restricted Performance Shares, the employee has all of the rights of a shareholder of the company with respect to such Restricted Performance Shares, including the right to vote and receive all dividends as well as all other distributions paid or made with respect thereto.

Restricted Performance Shares may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated while they are subject to forfeiture. Restricted Performance Shares are subject to forfeiture in the event the employee terminates his service with the company prior to the date immediately following the last day of the forfeiture period with respect to which the shares were awarded, unless the termination is due to the employee's death, his permanent and total disability, or a change in control of the company. All Restricted Performance Shares are subject to at least a minimum three year performance period.

Upon the expiration of the forfeiture provisions, the Restricted Performance Shares vest and at that time may be sold, transferred, assigned, pledged, encumbered or otherwise alienated, subject to any and all applicable federal and state securities law restrictions.

e)	No Repricing

Once the exercise price and the number of option shares are established by the Committee upon the initial grant of any Option under the New Plan, no change, modification, amendment or repricing of either the exercise price or the number of Option shares may be made except in accordance with certain antidilutive provisions upon the happening of certain corporate events, such as stock splits, stock dividends, corporate reorganization and the like.

f)	Federal Tax Consequences
	1.	Nonqualified Stock Options

Under current provisions of federal tax law, for regular as well as for purposes of the federal alternative minimum income tax, the grant of a nonqualified stock option is not a taxable event for the employee. In addition, upon the grant of such an option, the company will receive no business expense deduction.

Upon the exercise of a nonqualified stock option, the difference between the exercise price and the fair market value of the option shares on the date of exercise constitutes ordinary, compensation income to the optionee and is taxed to him at normal, ordinary tax rates, except to the extent the shares are not transferable and subject to a substantial risk of forfeiture. To the extent such difference is required to be included as compensation income by the employee, the company is entitled to a business expense deduction. Upon the later sale of the optioned stock, long or short-term capital gain or loss will be recognized by the employee depending upon the holding period and the extent to which the selling price exceeds or is less than the employee's basis in the stock. The short-term rate is the same rate that is applied to a taxpayer's ordinary income. The maximum long-term rate of 15% is generally applicable to assets held for at least 12 months.

	2.	Incentive Stock Options

The general rule is that no income, gain or loss is recognized for regular income tax purposes by an optionee upon either the grant or the exercise of an Incentive Stock Option. Upon the later sale of the shares acquired pursuant to such an option, long or short capital gain or loss (at the rates described above) will be recognized by the employee to the extent the selling price exceeds or is less than the employee's basis in the stock.

This tax treatment is available provided the shares acquired by exercise of the Incentive Stock Option are held by the optionee for a period of two (2) years from the date of the grant of the option and at least one (1) year from the date of the option's exercise.

As a general rule, the company will not be entitled to an income tax deduction with respect to either the grant or the exercise of an Incentive Stock Option.

If either of the one year, two year holding periods just described are not met, the difference between the fair market value of the shares and the exercise price on the date of the option's exercise constitutes ordinary, compensation income to the optionee in the optionee's taxable year in which the disqualifying disposition occurs. The balance of the amount realized in such year constitutes capital gain, taxable at the short-term or long-term rates described above. The company is allowed a corresponding deduction for the amount the optionee is required to include as ordinary, compensation income in the year of the disqualifying disposition.

For purposes of the alternative minimum income tax calculation, an Incentive Stock Option is treated as if it were a Nonqualified Stock Option. Consequently, upon the exercise of the Incentive Stock Option, the difference between the exercise price and the fair market value of the shares on the date of exercise is includible as alternative minimum gross income, and may be subject to special alternative minimum income tax rates.

3.	Reload Options
A reload option is granted in either the form of a Nonqualified Stock Option, or an Incentive Stock Option. For federal tax consequences, see f.) 1 and f.) 2 above.
4.	Restricted Performance Shares

If property is transferred to a person in connection with the performance of services, the fair market value of the property received in excess of the amount paid for the property constitutes ordinary, compensation income in the taxable year of receipt, unless the property is not transferable and is subject to a substantial risk of forfeiture. The fair market value of the property is includible as ordinary income when either of these restrictions lapse. The company is not allowed an income tax deduction until the recipient is required to include this value of the property in income. Upon a later sale of the property by the recipient, gain or loss is recognized and the gain, if any, is taxed at normal, ordinary tax rates, with a maximum rate of 15% if the property is held for more than twelve months.

Under the New Plan, when they are awarded by the Committee, Restricted Performance Shares are not transferable and are subject to a substantial risk of forfeiture. Consequently, until such restrictions lapse, the fair market value of such shares generally is not includible in the recipient's income nor may the company claim an income tax deduction for the value of the shares awarded. Upon the lapse of such restrictions, the fair market value of the shares at the time the restrictions lapse is includible as ordinary, compensation income to the recipient and the company is entitled to an income tax deduction at that time equal to the amount includible in the recipient's gross income. Upon the subsequent sale of the shares by the recipient, gain or loss will be recognized, either long term or short term capital gain equal to the difference between the selling price and the taxpayer's basis, depending upon the holding period of such shares (which includes the period during which the restrictions apply).

g)	Amendment

Except with respect to the anti-dilution provisions of the New Plan, no material amendment to the New Plan, including any amendment increasing the maximum number of shares issuable under the New Plan shall become effective without the prior approval of the company's shareholders.

h)	Registration of Shares

The company has agreed to register the 350,000 shares of its $.01 par value common stock it will reserve for issuance upon the exercise of options or the award of shares under the New Plan with the Securities and Exchange Commission under the Securities Act of 1933. It is anticipated that as a result of such registration, nonaffiliates of the company may resell such registered shares acquired by them under the New Plan without federal securities laws restrictions.

i)	Options and Awards
The following information, in addition to information set forth in the tables found on Pages 7 and 8 of this Proxy Statement, is provided as of January 10, 2005 concerning the terminated Old Plan:
Options for 783,911 shares are outstanding, of which 665,411 are currently exercisable.
Options for shares are outstanding for all executive officers as a group, of which are currently exercisable.
The market value of the securities underlying all options was $ , based on the closing market price $ per share on January 10, 2005.
No Restricted Performance Shares are currently outstanding.

Vote Required

On October 12, 2004, the Board amended the company's bylaws to provide that whenever any corporate action, other than the election of directors, is to be taken, it shall be authorized by a majority of the votes cast in favor of or against such action at a meeting of shareholders by the holders of shares entitled to vote thereon. The previous bylaw provision had required a majority of the total number of outstanding shares, not a majority of votes cast, for corporate action.

Consequently, this proposal requires the affirmative vote of a majority of all of the votes cast in favor or against this proposal by the holders of shares entitled to vote thereon.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

PROPOSAL 2

APPROVAL OF OPTION GRANT TO José J. Coronas

Subject to the approval of the shareholders, the Board of Directors of the company granted to the company's new director, josé J. Coronas, an option to purchase up to 15,000 shares of the company's $.01 par value common stock at an exercise price of $6.10 per share constituting the fair market value of the company's stock the date of grant, September 29, 2003. The option is exercisable in full commencing one year from the date of grant (September 29, 2004) until the close of business on September 29, 2013.

Mr. Coronas is a General Partner in Trillium Group L.L.C., a Rochester-based venture capital firm. Upon his retirement in 1997 as President of Johnson & Johnson Clinical Diagnostics, Inc., Mr. Coronas helped form Trillium Group. Prior to Johnson & Johnson, he had various senior management positions with Eastman Kodak, including Vice President and General Manager of its Clinical Diagnostics Division, where he led the sale of the division to Johnson & Johnson. Mr. Coronas also engineered the formation of Genencor International, Inc., a joint venture of Kodak and Cultor Ltd., and served as its first President and CEO.

The shareholders were asked to approve Mr. Coronas' option grant at the annual shareholders meeting held on August 11, 2004. While a plurality of the total number of outstanding shares of the company voted to approve the grant, the number of favorable votes did not equal a majority of the number of outstanding shares as required under the then existing bylaws. As a result, the proposal did not pass.

Vote Required

On October 12, 2004, the Board amended the company's bylaws to provide that whenever any corporate action, other than the election of directors, is to be taken, it shall be authorized by a majority of the votes cast in favor of or against such action at a meeting of shareholders by the holders of shares entitled to vote thereon. The previous bylaw provision had required a majority of the total number of outstanding shares, not a majority of votes cast, for corporate action.

Consequently, this proposal requires the affirmative vote of a majority of all of the votes cast in favor or against this proposal by the holders of shares entitled to vote thereon.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

PROPOSAL 3

APPROVAL OF AMENDMENTS TO

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Background

On June 5, 1996, the Board of Directors adopted and on August 7, 1996, the company's shareholders approved the Non-Employee Directors Stock Option Plan (the "NED Plan").

Under the NED Plan, all members of the Board of Directors who are not current or former employees of the company or its subsidiaries are granted 3,000 common stock options on the Friday immediately succeeding each annual shareholders meeting at an exercise price not less than the closing price of the company's common stock as reported by the NASDAQ National Market System on the date of grant.

The options vest immediately but are exercisable at a rate of 1/3 of the options granted during the first three years of the option term on a cumulative basis. The term of the options is for a period of 10 years, even if the optionee is no longer a director of the company at the time of exercise.

The following table presents certain information regarding the NED Plan as of the date of this Proxy Statement:

Total Options Granted (1)	Total Options Exercised	Total Options Unexercised (1)
177,000	0	177,000

(1)	Includes a one-time grant of 10,000 options to each of 3 non-employee directors upon the initial approval of the NED Plan.

As the following table illustrates, a significant number of unexercised, outstanding options granted under the NED Plan are exercisable at a price in excess of the closing price of the company's common stock on the date of this Proxy Statement, January 10, 2005. In accordance with long-standing company policy, no options have been repriced.

Year Granted	Number Outstanding	Number Exercisable	Exercise Prices Per Share
1997	39,000	39,000	$ 10.13 - $10.25
1998	9,000	9,000	12.00
1999	12,000	12,000	9.22
2000	24,000	24,000	7.25 - 8.38
2001	24,000	24,000	6.88 - 7.50
2002	9,000	9,000	6.32
2003	9,000	9,000	6.16
2004	39,000	36,000	6.10 - 6.27
2005	12,000	4,000	5.30
Total	177,000	166,000

The Amendments

At its meeting held on October 12, 2004, the Compensation Committee recommended to the Board and at a meeting held on December 14, 2004, the Board adopted and recommended that the shareholders approve the following amendments to the NED Plan:

-	provide for the grant of up to 15,000 nonqualified options to newly elected members of the Board;

-	prohibit the repricing of any options; and

-

provide that no amendment to the NED Plan which would increase the maximum number of shares issuable under the NED Plan (except for standard anti-dilution provisions) be made without prior shareholder approval.

The amendments reflect long standing corporate policies and practice that the Board believes should explicitly be set forth in the NED Plan. In addition, as a result of the first of these amendments, the company will be able to indicate to director candidates that they will be granted options upon their election to the Board and that such grant(s) have been approved by the shareholders.

Certain Material Restrictions

Options granted under the NED Plan are exercisable during lifetime only by the optioned to whom the options were granted and may not be sold, transferred, assigned or be made subject to the rights of any other party acquiring rights therein. Upon the death of the optioned prior to the complete exercise of any option granted under this Plan, the balance of the unexercised option may be exercised by his estate or on behalf of any person(s) to whom the optionee's rights pass under the optionee's Will or by operation of law.

An optionee has no rights as a shareholder with respect to the shares subject to options granted under the NED Plan, including voting, dividend and/or liquidation rights, until the company has received full payment therefor, and has issued a stock certificate to the optionee representing the shares purchased upon exercise.

Shares of common stock issued upon the exercise of any option granted under the NED Plan may not be sold, transferred, assigned, pledged or otherwise disposed of by the optionee for a period of six months from the date of the grant of the option.

Acceleration of Options in Certain Events

Notwithstanding any provisions to the contrary in the NED Plan, all stock options then currently outstanding shall become immediately exercisable in full and remain exercisable in full until their expiration in accordance with their respective terms upon the occurrence of any of the following events:

(1)	the first purchase of the company's common stock pursuant to a tender or exchange offer, other than a tender or exchange offer made by the company;

(2)

approval by the company's shareholders of a merger or consolidation of the company with or into another corporation unless the company is the surviving corporation and there is no reclassification , reorganization or adjustment of the company's common stock;

(3)	approval by the company's shareholders of a sale or disposition of all or substantially all of the company's assets; or

(4)	approval by the company's shareholders of a plan of liquidation and/or dissolution of the company.

Federal Income Tax Consequences

All options granted under the NED Plan constitute nonqualified stock options for federal income tax purposes. See the discussion on page 13 of this Proxy Statement.

Registration of Shares

The company has registered the shares issuable upon the exercise of outstanding options under the NED Plan, and has undertaken to register the shares issuable upon the exercise of options to be granted under the NED Plan in the future. As a result of such registrations, the shares issuable will not constitute "restricted" stock subject to a one year holding period as defined by Rule 144 promulgated by the Securities and Exchange Commission. However, since in the Commission's view each nonemployee director is an "affiliate" of the company, certain limitations set forth in Rule 144 restricting the number of shares a nonemployee director may sell in any quarterly period consistent with the Rule are applicable to the shares to be issued upon the exercise of options granted under the NED Plan.

Vote Required

On October 12, 2004, the Board amended the company's bylaws to provide that whenever any corporate action, other than the election of directors, is to be taken, it shall be authorized by a majority of the votes cast in favor of or against such action at a meeting of shareholders by the holders of shares entitled to vote thereon. The previous bylaw provision had required a majority of the total number of outstanding shares, not a majority of votes cast, for corporate action.

Consequently, this proposal requires the affirmative vote of a majority of all of the votes cast in favor or against this proposal by the holders of shares entitled to vote thereon.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of January 10, 2005 by:

-	each person who is known by us to beneficially own more than 5% of our common stock;
-	each of our directors;
-	each of our named executive officers; and
-	all of our directors and executive officers as a group.

The number and percentage of shares beneficially owned are based on 4,946,774 shares of common stock outstanding as of January 10, 2005. Beneficial ownership is determined under rules promulgated by the Securities and Exchange Commission. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of January 10, 2005 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of calculating the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of calculating the percentage ownership of any other person. Except as indicated in the footnotes to this table, these persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FMR Corporation 82 Devonshire Street, Boston, MA 02109	577,200 shares outright ownership	11.67%

Adage Capital Advisors, LLC 200 Clarendon Street, 52nd Floor, Boston, MA 02210	512,750 shares outright ownership	10.37%

Aegis Financial Corp. 1100 North Glebe Road, Arlington, VA 22201	402,710 shares outright ownership	8.14%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	310,808 shares outright ownership	6.28%

Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Thomas N. Hendrickson, President, Chief Executive Officer and Director	532, 115 shares (1)	10.21%

Thomas J. Weldgen Vice President, Finance, Chief Financial Officer and Director	82,645 shares (2)	1.65%

Robert Oppenheimer Director	97,825 shares (3)	1.98%

Jerold L. Zimmerman Director	32,000 shares (4)	.66%

Stephen J. Carl Director	18,000 shares (5)	.38%

José J. Coronas	1,000 shares (6)	.02%
Director

Wendy F. Clay, Vice President, Administration	33,988 shares (7)	.68%

James W. Pembroke Chief Accounting Officer	34,515 shares (8)	.69%

All executive officers and directors (eight persons)	832,088 shares (9)	16.28%

(1)

Includes 59,089 shares owned by Mr. Hendrickson's spouse. Includes 137,500 options granted on February 8,1996, 34,500 options granted on August 6, 1997, 30,000 options granted on June 26, 1998, 25,000 options granted on April 6, 1999, and 37,500 shares granted August 8, 2001, all pursuant to the company's 1994 Executive Long Term Stock Investment Plan.

(2)

Includes 4,375 options granted October 20, 1995, 3,000 options granted June 5, 1996, 8,000 options granted June 24, 1997, 10,000 options granted April 15, 1998, 7,000 options granted June 26, 1998, 8,000 options granted August 10, 1999, 7,500 options granted June 7, 2000, 18,750 options granted on June 6, 2001, and 5,000 options granted on June 4, 2003, all pursuant to the company's 1994 Executive Long Term Stock Investment Plan.

(3)

Includes 10,000 options granted on August 7, 1996, 3,000 options granted on August 9, 1996, 3,000 options granted on August 8, 1997, 3,000 options granted on August 7, 1998, 3,000 options granted on August 13, 1999, 3,000 options granted on August 11, 2000, 3,000 options granted on August 10, 2001, 3,000 options granted on August 9, 2002, 2,000 options granted on August 15, 2003, and 1,000 options granted on August 13, 2004, all pursuant to the company's NonEmployee Directors Stock Option Plan.

(4)

Includes 5,000 shares owned by Mrs. Jerold L. Zimmerman. Includes 15,000 options granted on April 4, 2000, 3,000 options granted on August 11, 2000, 3,000 options granted August 10, 2001, 3,000 options granted on August 9, 2002, 2,000 options granted on August 15, 2003, and 1,000 options granted on August 13, 2004, pursuant to the company's NonEmployee Directors Stock Option Plan.

(5)

Includes 15,000 options granted April 16, 2003, 2,000 options granted on August 15, 2003, and 1,000 options granted on August 13, 2004, pursuant to the company's NonEmployee Directors Stock Option Plan.

(6)	Includes 1,000 options granted on August 13, 2004 pursuant to the company's NonEmployee Directors Stock Option Plan.
(7)

Includes 3,125 options granted October 20, 1995, 2,000 options granted June 5, 1996, 3,000 options granted June 24, 1997, 5,000 options granted April 15, 1998, 5,000 options granted on August 10, 1999 and 7,500 options granted June 6, 2001, all pursuant to the company's 1994 Executive Long Term Stock Investment Plan. Ms. Clay was appointed Chief Operating Officer of the Stanley Home Products Division from January 4, 2000 until September 2001. Previously, since June 8, 1998, she served as President of the Equipment Division. She was appointed Vice President, Administration on July 1, 1992. Prior to that, Ms. Clay was Director of Corporate Communications, and earlier, Manager, Human Relations. She has been with the company since December, 1982.

(8)

Includes 3,125 options granted October 20, 1995, 2,000 options granted June 5, 1996, 4,000 options granted June 24, 1997, 7,000 options granted June 26, 1998, 5,000 options granted on August 10, 1999, 3,000 options granted June 7, 2000 and 5,000 options granted June 6, 2001, 2,500 options granted June 4, 2003, and 2,500 options granted October 7, 2003, all pursuant to the company's 1994 Executive Long Term Stock Investment Plan. James W. Pembroke was promoted to Chief Accounting Officer July 1, 1998. Previously, he was Corporate Controller since joining the company in August, 1993. Prior to joining the company, he was a senior manager with the accounting firm of Coopers and Lybrand, now PricewaterhouseCoopers LLP, where he was employed for twelve years. He holds a B.S. degree in Accounting from Miami University (Ohio) and is a certified public accountant.

(9)

Includes 393,375 shares which may be purchased through exercise of options granted pursuant to the company's 1994 Executive Long Term Stock Investment Plan. Includes 87,000 shares which may be purchased through exercise of options granted pursuant to the company's Non-Employee Directors Stock Option Plan.

EXECUTIVE COMPENSATION

The following table shows the compensation earned by our chief executive officer, each of the four other most highly compensated individuals who served as an executive officer for the fiscal year ended March 31, 2004 and the compensation received by each of these people for the two preceding fiscal years.

SUMMARY COMPENSATION TABLE

Annual Compensation

				(e)(2)
(a)	(b)	(c)	(d)(1)	Other Annual
Name and Principal Position	Year	Salary	Bonus	Compensation
Thomas N. Hendrickson	2004	$446,544	$ -	$6,300
President and Chief	2003	$461,873	$ 15,188	$6,300
Executive Officer	2002	$400,000	$ 7,999	$6,300

Thomas J. Weldgen	2004	$189,547	$ -	$5,485
Vice President, Finance	2003	$177,830	$ 3,199	$5,461
and Chief Financial Officer	2002	$170,493	$ 1,622	$5,759

Wendy F. Clay	2004	$161,079	$ 4,201	$5,592
Vice President,	2003	$149,588	$ 2,796	$5,100
Administration	2002	$158,821	$ 599	$5,618

James W. Pembroke	2004	$135,167	$ 4,943	$5,100
Chief Accounting	2003	$127,942	$ 1,897	$5,782
Officer	2002	$124,531	$ 971	$5,100

	Long Term Compensation
	Awards			Payouts

		(f)(3)	(g)(4)	(h)(5)	(i)(6)(7)(8)(9)
		Restricted
		Stock	Options	LTIP	All Other
Name and Principal Position	Year	Awards	SARs (#)	Payouts	Compensation

Thomas N. Hendrickson	2004	-	75,000	-	$102,301
President and Chief	2003	-	-	-	$361,320
Executive Officer	2002	-	50,000	-	$ 63,045

Thomas J. Weldgen	2004	-	20,000	-	$ 6,764
Vice President, Finance and	2003	-	-	-	$ 5,500
Chief Financial Officer	2002	-	25,000	-	$ 5,100

Wendy F. Clay	2004	-	-	-	$ 4,963
Vice President,	2003	-	-	-	$ 4,876
Administration	2002	-	8,000	-	$ 4,656

James W. Pembroke	2004	-	12,000	-	$ 4,160
Chief Accounting	2003	-	-	-	$ 4,018
Officer	2002	-	8,000	-	$ 3,807

Notes:
(1)	See additional information on the company's Incentive Compensation Plan on Page 37 of the Proxy Statement.
(2)	Amounts represent auto expense allowances.
(3)	There were no Restricted Stock Awards.
(4)	These options were awarded under the company's Executive Long Term Stock Investment Plan. See Page 20 of this Proxy Statement.
(5)	There are no long term incentive payouts.
(6)	Amounts include matching contributions made by the company to the company's 401(k) retirement plan: Mr. Hendrickson - $7,000; Mr. Weldgen - $6,764; Ms. Clay - $4,963; and Mr. Pembroke - $4,160.
(7)

The company is assignee of a $50,000 life insurance policy on the life of Mr. Hendrickson. The company has entered into a split dollar agreement with Mrs. Thomas N. Hendrickson. In the event of Mr. Hendrickson's death, the cash value of the policy determined according to the agreement is payable to the company and the balance is payable to Mrs. Hendrickson. The company is the owner of the policy and pays all premiums. For the fiscal year ended March 31, 2004, the amount includible by Mr. Hendrickson in income was $1,219.
(8)

On January 10, 1980, the Company established the terms of a salary continuation agreement for Mr. Hendrickson, funded in part by key man life insurance owned by and payable to the company. The Company has purchased a $310,000 ordinary life insurance policy on the life of Mr. Hendrickson. For the fiscal year March 31, 2004, the premium for such policy was $6,100. Pursuant to the salary continuation agreement, in the event of Mr. Hendrickson's death while in the employ of the Company, the Company will pay to his designated beneficiary the sum of $40,000 per year for ten years. In the event that Mr. Hendrickson retires after attaining age 60, he or his designated beneficiary will receive an amount equal to two times the cash value of his key man policy as of the date of retirement (without regard to any policy loans), payable over ten years. At March 31, 2004, the cash value of this policy was approximately $292,000. The Company has recorded the present value of the liability and accrued $84,082 in the fiscal year ended March 31, 2004. It is anticipated that the cash value of the life insurance policy will be utilized to partially pay the benefits when due.

(9)

On October 13, 1992, the company entered into a deferred compensation arrangement with Mr. Hendrickson and contributed $250,000 to a trust in order to provide itself with a source of funds to meet its obligations thereunder. This amount was contributed to the trust and part of this contribution was used to continue funding a $325,000 variable, universal life insurance policy on the life of Mr. Hendrickson with the trust as the beneficiary thereof. The arrangement calls for the payment of the principal amount contributed to the trust, plus earnings thereon, in ten annual payments of principal and earnings, to Mr. Hendrickson and/or his beneficiaries upon his retirement, his separation from service due to total disability or his death. The arrangement also provides that in the event of a change in control of the company, one lump sum payment of the entire amount in trust is to be made within 7 days of the change. The arrangement was amended on December 22, 2004 to provide Mr. Hendrickson with an additional payment in the event of a change of control of the company. In such event, in addition to the lump sum payment from the trust, Mr. Hendrickson shall receive an additional payment so that the combined lump sum and additional payment after federal and applicable state income tax have a present value, using a discount rate of the prime rate of interest plus 2%, equal to the after-tax present value of a ten year installment payout of the value of the trust.

Under the arrangement, the principal of the trust, as well as all earnings, are subject to the claims of the company's general creditors in the event of the company's insolvency or bankruptcy and Mr. Hendrickson and/or his beneficiaries are unsecured creditors of the company. Mr. Oppenheimer and Mr. Seldon T. James, Jr., a former director, are the trustees of the trust created under the arrangement. They receive no compensation in such capacity. The company pays all expenses associated with the administration and investment of the trust. The trust's assets, except for the insurance policy, are invested with an independent investment firm. The amount contributed for the deferred compensation arrangement for the fiscal year ended March 31, 2004, was $10,000.

Employment Agreements
(1)

Effective September 20, 1995, the company and Mr. Hendrickson entered into an employment agreement which, as a result of several extensions approved by the Board of Directors, expires on September 20, 2007. Under the agreement, subject to the control of the Board of Directors, Mr. Hendrickson's duties shall be those of Chief Executive Officer of CPAC, Inc. The agreement sets forth a basic salary at an initial annual rate of $350,000 subject to increases in such base pay equal to the percent of increase given to other senior officers of the company, or such other greater percent as determined by the Board of Directors.

In addition, to his base pay, Mr. Hendrickson is automatically a participant in the company's Incentive Compensation Plan, as described below. Mr. Hendrickson is also entitled to all rights and benefits for which he shall be eligible under any stock option plan, bonus, participation or extra compensation plans, pensions, group insurance or other benefits which the company may provide for him or for its employees generally. In the event of his disability, his base salary shall be continued for the remainder of the contract term in effect at the time of his disability, but he will not be entitled to bonus for the period after his disability other than a bonus payable at the end of the fiscal year in which he becomes disabled, prorated on the basis of the number of days in which he was employed.

If Mr. Hendrickson is terminated by the company other than for cause, he is entitled to receive his base salary for the duration of the agreement, without further extension, with annual increments equal to the percent increase given to other senior officers of the company; receive annually during such term a bonus equal to the highest annual bonus received in the three fiscal years of the company immediately preceding his termination and be granted Nonqualified stock options at the price and for the term of the incentive options which he holds at the date of termination, which options shall be granted upon the first date when he can no longer exercise his incentive stock options.

(2)

Effective December 22, 2004, the company and Mr. Weldgen entered into an employment agreement for a one year term which period is automatically extended for additional one year periods unless either party gives the other a 3 month notice of non-renewal. Under the agreement, Mr. Weldgen is employed as an executive of the company and/or its subsidiaries.

The agreement is also terminated if Mr. Weldgen reaches age 70 1/2, receives a notice of termination due to disability, receives a notice that the Board has determined he is no longer a key executive, or he dies. The agreement further provides that the agreement is automatically extended for a period of one year from the date of a change in control of the company.

Upon Mr. Weldgen's termination after a change of control of the company has occurred, unless the termination is due to cause, disability, retirement or death, the company shall pay Mr. Weldgen his full base salary through the date of termination at the rate in effect at the time the notice of termination is given. The company shall also pay Mr.

Weldgen, as severance pay, in a lump sum, an amount equal to the product obtained by multiplying one-twelfth of the number of months Mr. Weldgen was employed by the company prior to the date of termination by one-twelfth of Mr. Weldgen's annual base salary at the rate in effect on the date of termination, plus Mr. Weldgen's target bonus under any cash plan, such as the management incentive plan, during the year most recently ended.

In addition, the company will maintain in full force all life insurance, health, accidental death and dismemberment, disability and similar programs in which Mr. Weldgen was entitled to participate immediately prior to the date of termination for a period equal to one-twelfth of the number of months Mr. Weldgen was employed by the company or until the earlier receipt of equivalent benefits from a new employer. The company will also insure that options to purchase common stock will become immediately exercisable on the date of termination, continue any executive car and financial counseling program in effect on the date of termination for 2 years and pay the costs of a reasonable outplacement service until Mr. Weldgen is employed on a full-time basis.

Incentive Compensation Plan

On June 4, 1986, the Compensation Committee recommended, and the Board of Directors approved, the establishment of an Incentive Compensation Plan for certain personnel who do not receive hourly compensation, commission payments, or other forms of incentive compensation.

After objectives and standards have been established for an employee, and the employee is included in the Incentive Compensation Plan, the maximum incentive bonus payable shall be dependent upon the employee's position within the company and shall be the following percentage of base pay:

Category	Percent

Chief Executive Officer	90%
Senior Operating and Staff Executives	50%-75%
Key Management	30%-45%
Other Managers and Supervisors	20%-25%

The Board adopted a policy for the Chief Executive Officer and certain selected corporate executives pursuant to which the entitlement to, and the amount of the total bonus paid, would be dependent upon the company's success in attaining budgeted profits and sales growth. Under this policy, exceptional performance as measured by and reflected in specified increases in earnings and sales growth could result in such employee earning the percentage of that employee's base pay as indicated in the table above.

Management shall determine the category of each employee, but personnel shall not be granted a bonus as a Senior Operating or Staff Executive without approval of the Board of Directors.

Before including an individual in the plan, or establishing that percentage of compensation which the employee should receive as incentive, management will review the incremental benefit to the company which results from the employee attaining the objectives established. On an annual basis, management will submit a review of the plan to the Board of Directors, showing the amount committed to the Incentive Compensation Plan for each category of employee and, for each level of employee, the estimated incremental benefit to the company.

Each employee included in the Incentive Compensation Plan shall receive the incentive compensation payment annually in a check separate from his/her regular pay, which check shall be accompanied by a written report reviewing the employee's progress in meeting established objectives, and explaining the basis on which his/her bonus was determined. A copy of such written report is filed with the Compensation Committee.

The payment of the bonus will be made as soon as practical following completion of the independent audit for the fiscal year. No employee shall be entitled to a bonus unless employed by the company at the time of distribution. Participation in the Incentive Compensation Plan shall not be deemed to constitute a contract of employment, guaranteeing to an employee employment for any period of time.

The Board established that management should develop objectives and standards for the two categories labeled Key Management and Other Managers and Supervisors.

401(k) Profit Sharing Plan

On April 17, 1986, the Board of Directors adopted a profit sharing plan for the benefit of all domestic employees of the company and its subsidiaries who have attained the age of twenty-one and who have one year of service. The effective date of the plan was May 1, 1986. The plan was amended during 2002 to allow employees over age 21 and with one month of service to become participants.

The plan constitutes a qualified retirement plan under sections 401(a) and (k) of the Internal Revenue Code and contributions made by the company to the plan are deductible for federal income taxes.

Under the plan, the company may make contributions to the plan on behalf of plan participants in such amounts as the Board of Directors may determine, subject to Internal Revenue Code limitations and restrictions on and the deductibility of contributions to a qualified profit sharing plan. Subject to similar restrictions on the amount of contributions to the section 401(k) component of the plan, the company will match each contribution made by a plan participant, pursuant to a salary reduction agreement in effect for each plan year in an amount equal to $.50 for each $1.00 of participant contribution. The company's contribution will not exceed up to a maximum of 3% of participant compensation. A participant may contribute up to 15% of his compensation under the salary reduction agreement to the plan each year. If, in any plan year, contributions are made to the plan which result in any "excess contributions" because they exceed the amount permitted to be contributed to the plan under the Internal Revenue Code, adjustments will be made to reduce the amount of that plan year's contributions so as to comply with such restrictions.

Events that permit distribution under the plan are generally termination of service at normal retirement age (age 65), disability or death. A participant is 100% vested in all his contribution accounts upon termination of employment due to normal retirement, death or disability. In the event of termination of employment for any other reason, a participant is 100% vested in any contributions he has made to the plan and 100% vested in amounts contributed to the plan in the discretion of the company's Board of Directors. With respect to matching contributions, the vesting schedule set forth below applies:

Completed Years of Service	Vested Percentage

Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

In 2003, the plan was amended to allow the employee a choice of ten different investment options for his account balances under the plan.

Under the plan, a participant that meets "financial hardship" requirements may borrow the lesser of 50% of his vested account balance or $50,000. The minimum loan allowable is $1,000. Only one loan can be outstanding at any time; the repayment period can vary from 1 to 5 years unless the loan is used to purchase a primary residence, in which case the repayment period can be up to 10 years.

A participant may borrow the lesser of 50% of his account balance up to $10,000 without proving financial hardship. The minimum loan allowable is $1,000 and the repayment period can vary from 1 to a maximum of 3 years.

A participant who has not attained age 59-1/2 and is not totally and permanently disabled may withdraw amounts he has contributed pursuant to his salary reduction agreement as well as the vested amount of the employer matching contribution made to the plan upon a showing of financial hardship.

The normal form of benefit under the plan is a lump sum distribution or, if the participant elects, a distribution in periodic payments of substantially equal amounts for a selected number of years not to exceed five.

For the plan year ended March 31, 2004, the company and its subsidiaries made no discretionary contribution to the plan. The amount of matching contributions made under the plan for such year was $7,000 in the case of Mr. Hendrickson, $6,764 in the case of Mr. Weldgen, $4,963 in the case of Ms. Clay, $4,160 and in the case of Mr. Pembroke. The total for all executive officers as a group was $22,887.

Non Qualified Deferred Compensation Plan

Effective January 1, 2000, the Board of Directors adopted a Nonqualified deferred compensation plan for certain key executives of the company. Contributions to the plan consist of "excess" 401(k) deferrals and selected percentages of salaries and bonuses with a maximum individual deferral of $50,000 per year. During this year, this limit was increased to $100,000. Compensation deferred by participants will be invested by the company in various investment grade "pooled accounts" on behalf of the participants. No matching contribution by the company is required. The company may make discretionary contributions. There were no discretionary contributions made by the company in fiscal 2004.

Stock Purchase Program

In June, 1995, the Board of Directors approved a stock purchase program whereby employees can contribute up to 10% of their total income (to a maximum of $5,000 per annum), through payroll deductions, to purchase the company's $.0l par value common stock in open market transactions.

On a quarterly basis, the amount collected through payroll deductions is used to purchase company stock. The company pays the broker's commission for the purchase - if the stock is subsequently sold, the employee pays the broker's commission.

For the fiscal year ended March 31, 2004, an average of 13 employees per quarter purchased 463 shares of CPAC, Inc. common stock. The total cost to the company was $144. No executive officers participated in the program.

The following table provides information as of March 31, 2004 concerning compensation plans previously approved by security holders and not previously approved by security holders.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (c)(2) (3)
Equity compensation plans approved by security holders(1)	1,041,936	$8.02	389,869
Equity compensation plans not approved by security holders	0	0	0
Totals	1,041,936	$8.02	389,869

(1)	Includes all options outstanding under the Executive Long-Term Stock Investment Plan and the CPAC, Inc. Non-Employee Directors Stock Option Plan.
(2)

The CPAC, Inc. Non-Employee Directors Stock Option Plan allows annual, automatic grants for the purchase of 3,000 shares, per director, of the Company's common stock, on the first Friday after the Annual Meeting of Shareholders, at a price equal to the fair market value at that date.

(3)

A total of 389,869 option shares are available for future grant under the Executive Long-Term Stock Investment Plan. As of June, 2004 the plan expired by its terms and these options are no longer available to be issued.

Options The following table sets forth the details of options granted to the individuals listed in the Summary Compensation Table during fiscal year 2004.

OPTION/SAR GRANTS TABLE

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (3)

Name and Principal Position	Number of Securities Underlying Options/SARs Granted	% of total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	(4) 5%-($)	(5) 10%-($)

Thomas N. Hendrickson	75,000 (1)	70.00	5.33	6-4-13	258,000	608,000
President & Chief
Executive Officer

Thomas J. Weldgen	20,000 (2)	18.69	5.33	6-4-13	69,000	167,000
Vice President, Finance
and Chief Financial
Officer

Wendy F. Clay	none
Vice President
Administration

James W. Pembroke	5,000 (2)	4.67	5.33	6-4-13	17,000	40,000
Chief Accounting	7,000 (2)	6.54	6.11	10-7-13	20,000	54,000
Officer

Options were granted under the "Executive Long Term Stock Investment Plan" described above and may be exercised at any time for a period of ten years from date of grants.

Notes to Option/SAR Grants Table
(1)

Option becomes exercisable in cumulative annual increments of 25% beginning one year from date of grant provided that earnings are at or above $.44 per share. Target was not achieved therefore this option was cancelled on April 1, 2004 and is no longer outstanding.

(2)	Options become exercisable in cumulative annual increments of the greater of 25% or 2,500 shares beginning one year from the date of grant.
(3)	The dollar amounts under these columns are the result of calculations at 5% and 10%

rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the company's stock price. No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock appreciation will result in zero dollars for the optionee.

(4)	Represents the potential appreciation of the options, determined by assuming an annual compounding rate of appreciation of 5% per year over the remaining term of the grants from March 31, 2004.
(5)	Represents the potential appreciation of the options, determined by assuming an annual compounding rate of appreciation of 10% per year over the remaining term of the grants from March 31, 2004.

Options The following table shows information for the named executives concerning exercises of options and SARs during fiscal 2004 and the number and value of unexercised options and SARs held at March 31, 2004:

OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		In-The-Money Options/SARs at Fiscal Year-End($)

Name	Shares Acquired on Exercise	$ Value Realized	Exercisable	Unexercisable	(1) Exercisable	Unexercisable

Thomas N. Hendrickson	-	-	252,000	100,000	-	20,250
Thomas J. Weldgen	-	-	60,375	32,500	-	5,400
Wendy F. Clay	-	-	23,125	3,000	-	-
James W. Pembroke	-	-	29,125	15,000	-	1,350

Notes to Option/SAR Exercises and Year-End Value Table
(1)	Represents the difference between the option exercise price and the closing market price for the company's stock at March 31, 2004, which was $5.60.

Director Compensation

Directors of the company who are not officers of the company may be compensated solely for attendance at meetings and for services rendered in their capacities as members of the Board and/or committees of the Board. In the fiscal year ended March 31, 2004, Dr. Zimmerman was paid $24,000, Mr. Carl was paid $24,000, and Mr. Coronas was paid $12,000.

Directors who are officers receive no additional compensation for serving on the Board of Directors.

As part of their compensation for service on the Board and its committees, all non-employee directors participate in the Non-Employee Directors Stock Option Plan. The Non-Employee Directors Stock Option Plan was approved by the shareholders on August 7, 1996. The plan calls for the automatic grant of an option for 3,000 shares to each non-employee director elected at the annual meeting of shareholders. The automatic grant is made on the first Friday immediately after the annual meeting. These options are for a ten-year period and become available for purchase in installments of 33 1/3% of the total number of shares granted on each anniversary of the grant. The exercise price of the options must be at least 100% of the fair market value of the common stock on the NASDAQ National Market on the date the option was granted. The options contain the usual antidilution provisions so that the size of the option grants would be adjusted to reflect any stock splits, stock dividends, combinations or similar transactions. The options remain in effect even if the person to whom they were granted is no longer a director of the company. The options are nontransferable .

During fiscal year 2004, Stephen J. Carl, Robert Oppenheimer and Jerold L. Zimmerman received options for 3,000 shares at an exercise price of $6.27 per share. As a result of his election to the Board as a new director, Mr. Coronas was granted an option for 15,000 shares at an exercise price of $6.10 per share. That grant is subject to shareholder approval. See Proposal 2 of this Proxy Statement.

On August 13, 2004, Stephen J. Carl, José J. Coronas, Robert Oppenheimer, and Jerold L. Zimmerman received options for 3,000 shares at an exercise price of $5.30 per share under the NonEmployee Directors Stock Option Plan.

Compensation Committee Report

The following is a report of the Compensation Committee of the Board of Directors describing the compensation policies applicable to our executive officers during the fiscal year that ended March 31, 2004. The Compensation Committee is responsible for establishing and monitoring our general compensation policies and compensation plans as well as the specific compensation levels for executive officers. Executive officers have not participated in deliberations or decisions involving their own compensation.

Compensation Philosophy

The philosophy for compensating executives of the company is to provide a reasonable mix of cash and equity with a significant portion of total compensation at risk, depending upon performance of the executive and the company. In this way, executives are encouraged and rewarded for thinking and acting like owners, rather than employees. An Incentive Compensation Plan was established in 1986 and approved by the Board of Directors. This plan has been designed to focus the best efforts of executives on the achievement of financial growth objectives, intended to benefit both the company and its shareholders. Recognizing that it is always in the best interest of the shareholders to attract, retain and motivate exceptional executive talent, the company's components of executive compensation provide meaningful upside incentives for superior performance and results, while clearly linking the executives' interests to those of the shareholders.

Base Salary. When the Incentive Compensation Plan was established, the base salary policy was targeted at approximately 80% of the highest base salary paid to executives in commensurate positions within similar organizations and industries in the area. To establish these initial ranges, an overall review was carried out by a nationally recognized executive compensation consulting firm, based on national surveys of executive compensation for other companies within an appropriate range of sales. Such salary information is subject to periodic update by the Compensation Committee.

Annual Incentive Compensation. The incentive component of the Incentive Compensation Plan consists of a feature whereby executives may be rewarded for achieving or exceeding specific financial and growth target objectives, which link directly with the current and long term growth strategy of the company, and ultimately lead to increased shareholder value. At the beginning of each fiscal year, objectives are established at the corporate, subsidiary, and individual executive levels by the Compensation Committee. Annual cash incentive compensation targets are fixed to allow executives to earn total cash compensation (consisting of base salary plus annual incentive compensation payments) for successful achievement of outstanding results. In 1994, a new study of executive salaries and overall compensation was completed for the Compensation Committee by a national consulting firm. The compensation consultants recommended to the Compensation Committee that the cash incentive plan be modified in order to provide management with greater incentive to strive for exceptional results. The company modified the plan beginning with the April 1, 1994 fiscal year and the plan, as modified, continues in existence currently. The modifications make it possible for the executive group to earn a larger bonus, but only if earnings and sales have increased significantly.

Long Term Non-Cash Incentives. Long term, non-cash incentive awards are discussed below in the Executive Long Term Stock Investment Committee report.

Compensation Practice

The Compensation Committee meeting in executive session, determines the compensation of the Chief Executive Officer and the Company's other executive officers. The Compensation Committee believes that the compensation and benefits packages afforded to the company's executive officers are commensurate with competitive practices for similar positions held by employees of companies of similar size. With total compensation significantly weighted towards rewards for sustained profitable long term growth, the Committee believes the company's compensation program is effective for providing continued incentive to pursue its aggressive long term growth strategies.

Mr. Hendrickson's 2004 Cash Compensation

Mr. Hendrickson founded the company in 1969 and has been Chief Executive Officer and President since that time. For fiscal 2004, Mr. Hendrickson was entitled to a maximum bonus when net income, reached a specific Earnings Per Share target. The minimum target was not reached and there was no bonus earned for 2004.

Deductibility of Executive Compensation

The Compensation Committee has considered the impact of section 162(m) of the Internal Revenue Code which disallows the deduction by any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to the chief executive officer and the four other most highly compensated executive officers respectively unless such compensation meets the requirements for the "performance based" exception to the rule. As the cash compensation paid by the company to each of its executive officers is expected to be below $1,000,000 and the committee believes that options granted under the 2004 Plan to such officers will meet the requirements for qualifying as performance based, the committee believes that section 162(m) will not affect the tax deductions available to the company with respect to the compensation of its executive officers.

The Compensation Committee believes the compensation strategy that is now in place will provide the necessary incentives to retain and motivate the company's executives for the achievement of short and long term goals which will significantly benefit shareholders in the future.

Long Term Stock Incentive Compensation Philosophy

To help insure that executives are continually focused on the longer term goals of the company, equity awards were made to key executives in accordance with the terms, conditions and restrictions of the Executive Long Term Stock Investment Plan which was approved by the shareholders. This Stock Investment Plan has now terminated and the Board is recommending shareholder approval of the 2004 Plan for the same purposes.

It is believed that a principal factor influencing market price of the company's stock is the company's performance as reflected in its sales, earnings, cash flows, and other results. By granting stock awards to company executives, such individuals are encouraged to focus their efforts on achieving improvements in the company's performance.

Mr. Hendrickson's 2004 Long Term Stock Incentive Compensation

Mr. Hendrickson received no Long Term Stock Incentive Compensation for the year ended March 31, 2004.

Robert Oppenheimer, Chairman
Jerold L. Zimmerman
Stephen J. Carl
José J. Coronas

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2004, Robert Oppenheimer, Stephen J. Carl, José J. Coronas and Jerold Zimmerman served as members of the Compensation Committee. Mr.

Oppenheimer was secretary of the company and its subsidiaries during the fiscal year ending March 31, 2004. He resigned from these positions on August 11, 2004.

During the fiscal year ended March 31, 2004, no executive officer of the company served as a director or member of the compensation committee of another entity in a case where an executive officer of that same entity served as a member of the board or compensation committee of the company.

COMMON STOCK PERFORMANCE

As part of the executive compensation presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the company with stock performance of appropriate similar companies. The company's common stock is traded on the National Association of Securities Dealers' National Market System (NASDAQ/NMS) and one appropriate comparison is with the NASDAQ U.S. Composite Index performance. Because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance, the second index which the company believes most closely approximated its performance is the NASDAQ Non-Financial Index.

Comparison of Five–Year Cumulative Total Returns
Performance Graph for
CPAC, Inc.

$210
$200
$190
$180
$170
$160
$150
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
03/31/1999
03/31/2000
03/30/2001
03/28/2002
03/31/2003
03/31/2004
94.1
81.2
75.8

Legend

Symbol	CRSP Total Returns Index for:	03/1999	03/2000	03/2001	03/2002	03/2003	03/2004
——— ■	CPAC, Inc.	100.0	104.8	90.4	94.9	81.5	94.1
—— —— ★	Nasdaq Stock Market (U.S. Companies)	100.0	185.8	74.4	75.0	55.0	81.2
– – – – ▲	Nasdaq Non–Financial Stocks SIC 0100–5999, 7000–9999 US & Foreign	100.0	195.4	73.0	71.7	50.7	75.8

Notes:

A- Assumes $100 investment on April 1, 1999 in CPAC, Inc. Common Stock, and an identical amount in both the NASDAQ U.S. and NASDAQ Non-Financial Indices. The lines represent monthly index levels derived from compound daily returns that included all the dividends. The indexes are weighted daily, using the market capitalization on the previous trading day.

B- Total Return assumes the reinvestment of all dividends. On November 3, 1998 the Board of Directors announced the reinstatement of a regular quarterly cash dividend of $.065 per share. On June 7, 2000 the quarterly cash dividend was increased to $.07 per share. There can be no assurance that the Company's stock performance will continue in the future with the same or similar trends depicted in the graph above. The Company will not take or endorse any predictions as to future stock performance.

By Order of the Board of Directors

/s/
James W. Pembroke, Secretary

PROXY

cpac, INC.

The undersigned Shareholder of CPAC, Inc. hereby appoints and constitutes Thomas N. Hendrickson and James W. Pembroke, and either of them, the proxy or proxies of the undersigned with full power of substitution and revocation, for and in the name of the undersigned to attend the special meeting of Shareholders of the company to be held at the company's offices, 2364 Leicester Road, Leicester, New York 14481, on Wednesday, March 9, 2005 at 1:30 p.m.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this ☒

	FOR	AGAINST	ABSTAIN
1. Approve the adoption by the Board of Directors of the 2004 Executive Long Term Stock Investment Plan and reservation of 350,00 common shares thereunder.	☐	☐	☐
2. Approve the grant of an option to a new director, José J. Coronas, to purchase 15,000 shares of CPAC's $.01 par value common stock.	☐	☐	☐
3. Approve amendments to the Non-Employee Directors Plan.	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature_______________________________ Signature_______________________________ Date ______________

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